Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Long Term Incentive Plan of Compressco Partners, L.P. of our reports dated April 12, 2011, with respect to the combined financial statements of Compressco Partners Predecessor as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 and the balance sheets of Compressco Partners, L.P. as of December 31, 2010 and 2009 included in its Registration Statement (Form S-1 No. 333-155260), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
June 17, 2011